Exhibit (i)(16)

August 14, 2025

Janus Detroit Street Trust

151 Detroit Street

Denver, CO 80206-4805

Re:	Public Offering of Janus Detroit Street Trust and its Series

Ladies and Gentlemen:

I serve as Vice President, Chief Legal Counsel, and Secretary for Janus Detroit Street Trust, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of a post-effective amendment to the Trust's registration statement on Form N-1 A (File Nos. 333-207814; 811-23112) with respect to the proposed sale of an indefinite number of shares of beneficial interest, $0.001 par value ("Shares"), of the Janus Henderson Global Artificial Intelligence ETF (the "Fund"), under the Securities Act of 1933, as amended.

I have examined the Trust's Amended and Restated Trust Instrument and Amended and Restated Bylaws, each as may be further amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, the requirements and conditions of Rule 6c-11 under the Investment Company Act, as amended, and such other records and documents as I have deemed relevant. Based upon such examination, the Fund complies with the requirements and conditions of Rule 6c-11. Based upon the foregoing, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust's registration statement, such Shares will be validly issued, fully paid and nonassessable, and purchasers of such Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust's registration statement to establish and designate the Fund and Shares offered by the Fund with the SEC (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,

/s/ Cara Owen
Cara Owen, Esq.
Vice President, Chief Legal Counsel,
and Secretary

Janus Henderson Investors US LLC

151 Detroit St, Denver, CO 80206

T +1(800) 525 3713 F +1(877) 319 3852

W janushenderson.com